SETTLEMENT AGREEMENT
AND MUTUAL RELEASE
THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE (“Settlement Agreement”) is made as of the 13th day of December, 2013 by and among: (i) PRUDENTIAL REAL ESTATE FINANCIAL SERVICES OF AMERICA, INC. (“Prudential”) and (ii) DOUGLAS ELLIMAN REALTY, LLC (the “Company”); DOROTHY HERMAN; DTHY REALTY, INC.; NEW VALLEY REAL ESTATE LLC (f/k/a and named as NEW VALLEY REAL ESTATE CORPORATION in the Arbitration); NEW VALLEY MORTGAGE LLC (f/k/a and named as NEW VALLEY MORTGAGE CORPORATION in the Arbitration); HOWARD M. LORBER and RICHARD J. LAMPEN (collectively, “Douglas Elliman”). Prudential and Douglas Elliman shall be collectively referred to herein as the “Parties.”
WHEREAS, on or about January 9, 2013, Prudential commenced an Arbitration against Douglas Elliman, AAA Case No. 13 115 00077 13, by filing with the American Arbitration Association a demand for arbitration and Statement of Claim seeking certain forms of relief (the “Arbitration”), and, on the same day, Prudential sent a letter demanding that the Company purchase Prudential’s 20.59% membership interest in the Company (the “Interest”) in accordance with Section 15.5 of the Douglas Elliman Realty, LLC Operating Agreement, dated December 17, 2002, as amended (the “Operating Agreement”);
WHEREAS, on or about February 8, 2013, Douglas Elliman filed a response to Prudential’s original Statement of Claim;
WHEREAS, the Parties subsequently amended their respective pleadings in the Arbitration;
WHEREAS, certain entities owned by or otherwise affiliated with the Company have been named as defendants in an action entitled BRER Affiliates LLC v. Douglas Elliman Commercial, LLC, et al., Case No. 30-2013 00666361 CU BC CJC (California Superior Court, County of Orange), filed on August 1, 2013 (the “BRER Action); and

WHEREAS, the Parties now wish to provide for New Valley Real Estate LLC (“New Valley”) to purchase the Interest on the terms set forth below and in the Sale Agreement (as defined below), and settle and resolve all claims that exist or could exist between the Parties through the date hereof to the extent set forth herein.
NOW THEREFORE, in consideration of the mutual agreements, covenants, and conditions contained herein, the Parties hereby agree as follows:
1.MEMBERSHIP INTEREST SALE AGREEMENT. Simultaneously with the execution of this Settlement Agreement, Prudential and New Valley have entered into an Agreement Relating to the Sale and Assignment of Membership Interest pursuant to which New Valley is purchasing Prudential’s Interest in the Company (the “Sale Agreement”).
2.DISMISSAL OF ANY AND ALL CLAIMS WITH PREJUDICE. Immediately following the execution of this Settlement Agreement and the Sale Agreement, and consummation of the transactions contemplated thereby (including the payment to Prudential of the Purchase Price, as defined and provided for in the Sale Agreement, and the simultaneous assignment and transfer by Prudential of its entire membership interest in the Company to New Valley, free and clear of all liens, claims and encumbrances), Prudential shall dismiss with prejudice all claims that were brought in the Arbitration. The Parties further agree that each of them shall bear their own fees and costs in connection with the Arbitration and this matter. Notwithstanding the dismissal of all of the Arbitration claims by Prudential, none of the Parties is releasing or waiving any claims, actions, causes of action, charges or defenses it may have arising out or relating to the BRER Action.
3.RELEASES AND INDEMNIFICATION.
3.1    Prudential, for and in consideration of good and valuable consideration received from Douglas Elliman, the receipt and sufficiency of which Prudential hereby acknowledges, for itself and for its administrators, trustees, guardians, agents, representatives, parents, subsidiaries, affiliates, related entities, attorneys, beneficiaries, predecessors, successors and assigns (Prudential together with all of the foregoing, individually and collectively, the “Prudential Releasors”), does (except (i) for any claim based on a Third Party Claim (as defined in Section 3.4 below) against Prudential, and (ii) for the obligations undertaken by Douglas Elliman pursuant to this Settlement Agreement and by New Valley pursuant to the Sale Agreement) hereby remise, acquit, satisfy, discharge and forever release Douglas Elliman, their present and former parents, subsidiaries, affiliates, related entities, employees, managers, members, shareholders, officers, directors, agents, representatives, predecessors, heirs, successors, attorneys and assigns (including Douglas Elliman Florida LLC) (Douglas Elliman together with all of the foregoing, the “Douglas Elliman Releasees”) of and from any and all manner of action and actions, cause and causes of action, charges, suits, rights, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims, obligations, liabilities, and demands of any kind or nature whatsoever, at law or in equity, which any of the Prudential Releasors may have had, ever had, claim to have had, now has, or which any of the Prudential Releasors or their heirs, executors, administrators, predecessors, successors or assigns hereafter can, shall or may have against any or all of the Douglas Elliman Releasees in connection with, arising out of or relating to, directly or indirectly, (a) the Operating Agreement, (b) any act or failure to act by any member, manager or other party under the Operating Agreement, (c) any matter asserted in the Arbitration, (d) any franchise agreement (or document delivered in connection therewith) between The Prudential Real Estate Affiliates, Inc. (“PREA”) and Douglas Elliman, LLC, B&H Associates, LLC, B&H of the Hamptons, LLC, Douglas Elliman Commercial, LLC and/or any other Douglass Elliman Releasee (“Franchise Agreements”) and (e) any decision made in connection with any of the foregoing ((a) through (e) collectively, the “Released Matters”).

3.2    Douglas Elliman, for and in consideration of good and valuable consideration received from Prudential, the receipt and sufficiency of which Douglas Elliman hereby acknowledges, for itself and for its administrators, agents, representatives, parents, subsidiaries, affiliates, related entities, predecessors, successors and assigns (Douglas Elliman together with all of the foregoing, individually and collectively, the “Douglas Elliman Releasors”), does (except for the obligations undertaken by Prudential pursuant to this Settlement Agreement and/or the Sale Agreement) hereby remise, acquit, satisfy, discharge and forever release Prudential, its present and former parents, subsidiaries, affiliates, related entities, employees, managers, shareholders, officers, directors, agents, representatives, predecessors, heirs, successors, attorneys and assigns (Prudential, together with all of the foregoing, the “Prudential Releasees”) of and from any and all manner of action and actions, cause and causes of action, charges, suits, rights, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims, obligations, liabilities, and demands of any kind or nature whatsoever, at law or in equity, which any of the Douglas Elliman Releasors may have had, ever had, claim to have had, now has, or which any of the Douglas Elliman Releasors or their heirs, executors, administrators, predecessors, successors or assigns hereafter can, shall or may have against any or all of the Prudential Releasees in connection with, arising out of or relating to, directly or indirectly, any of the Released Matters. For the avoidance of doubt, any dispute that has existed, currently exists or hereafter arises among the remaining members of the Company is, as to the Prudential Releasees, a claim that has been released by the Douglas Elliman Releasors pursuant to this Settlement Agreement.
3.3    Notwithstanding Section 3.1 and 3.2 above, nor any other provision herein, neither the Prudential Releasors nor the Douglas Elliman Releasors are remising, acquitting, satisfying, discharging or releasing, and for the avoidance of doubt, are hereby specifically reserving and retaining, any and all claims, actions, causes of action, charges and defenses they may have against the Douglas Elliman Releasees and the Prudential Releasees, respectively, arising out of or relating to the BRER Action or any claim or defense asserted by any party prior to, on, or after the date hereof in or in connection with the BRER Action. The foregoing would include, by way of examples, (a) a claim by Prudential resulting from a claim by BRER against Prudential that exposes Prudential to BRER as a result of what Prudential alleges to be improper conduct, by Douglas Elliman Releasees in allegedly violating the Operating Agreement by purporting to terminate the Franchise Agreements and (b) a claim by Douglas Elliman that Prudential Releasees allegedly acted improperly by selling PREA or abandoning or diminishing the use of the “Prudential” name in connection with the real estate brokerage business. In the event of a claim brought pursuant to this Section 3.3, the prevailing party shall be entitled to reimbursement of reasonable attorneys’ fees and costs incurred in connection with the resolution thereof. In the event that Douglas Elliman should hereafter deliver to Prudential a release by BRER of Prudential of all claims arising out of or relating to the BRER action, then this Section 3.3 shall be of no further force or effect and the carve-outs of the Section 3.1 and Section 3.2 releases contained in this Section 3.3 shall be deemed released pursuant to Section 3.1 and Section 3.2.
3.4    (a) The Company shall indemnify, defend and hold harmless each of the Prudential Releasees from and against all claims and demands made by a third party (not related to or affiliated with any Party herein) against any Prudential Releasee (a “Prudential Indemnitee”) that arise from or relate to the operation of the business of the Company (a “Third Party Claim”).

(b) A Prudential Indemnitee shall provide written notice to the Company of the general nature of a claim for indemnification hereunder, provided that failure to give such notification promptly shall not affect the indemnification provided hereunder except to the extent that the Company shall have been actually materially prejudiced as a result of such failure. The Company may assume the defense of the Third Party Claim unless the Company fails to provide reasonable assurance in writing, upon request, to the Prudential Indemnitee of the Company’s financial capacity to defend such Third Party Claim and provide indemnification with respect thereto. Unless, within 30 days after receiving notice of the claim for indemnification the Company disputes or reserves rights with respect to the claim for indemnification, (i) it shall be conclusively established for purposes of this Settlement Agreement that the Company is obligated to and shall indemnify and hold harmless the Prudential Indemnitee from, against and in respect of, and shall pay and reimburse the Prudential Indemnitee for, all losses incurred or suffered by the Prudential Indemnitee to the extent resulting from, or arising out of the Third Party Claim, and (ii) all expenses incurred by the Prudential Indemnitee as a result of the Company failing to timely assume the defense of the Prudential Indemnitee in accordance with the terms hereof shall be reimbursed by the Company to the Prudential Indemnitee.
(c) Upon accepting the obligation to provide indemnification for a Third Party Claim, the Company shall select counsel, subject to the approval of the Prudential Indemnitee, not to be unreasonably withheld or delayed. In no event shall the Company consent to the entry of judgment, admit any liability with respect to, or settle, compromise or discharge, a Third Party Claim without the Prudential Indemnitee’s prior written consent and in no event shall any Prudential Indemnitee consent to the entry of judgment, admit any liability with respect to, or settle, compromise or discharge, a Third Party Claim without the Company’s prior written consent. The Prudential Indemnitee shall have the right, but not the obligation, to participate in the defense of the Third Party Claim, including the opportunity to participate in any discussions or correspondence with any governmental authority and to employ counsel separate from the counsel employed by the Company. The Prudential Indemnitee shall participate in any such defense at its own expense unless (A) the Company and the Prudential Indemnitee are both named parties to the proceedings and the Prudential Indemnitee shall have concluded in good faith that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or the availability to the Prudential Indemnitee of one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect thereof or (B) the Prudential Indemnitee assumes the defense of a Third Party Claim after the Company has failed to diligently defend a Third Party Claim it has assumed. The Company and the Prudential Indemnitee shall cooperate, and cause their respective affiliates to cooperate, in the defense or prosecution of a Third Party Claim.
(d) If the Company fails to accept the indemnification obligation for a Third Party Claim, the Prudential Indemnitee shall have the right (subject to the second sentence of paragraph 3.4(c) above) but not the obligation to control its own defense, it being understood that the Prudential Indemnitee’s right to indemnification for such Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim.

(e) Third Party Claims shall not include and there shall be no obligation of the Company to indemnify, defend or hold harmless any Prudential Releasee from and against, (i) any claim arising from, relating to or asserted in connection with the BRER Action, (ii) any claim arising from or relating to the sale or transfer of equity of PREA, (iii) the termination of any of the Franchise Agreements. Additionally, a Third Party Claim shall not include any claim made by any federal, state or local tax authority and the Company shall have no obligation to indemnify, defend or hold harmless any of the Prudential Releasees as a result of any adjustment to any item of income, gain, deduction, expense or loss imposed upon the Company or any Prudential Releasee by any federal, state or local tax authority or a claim by any such tax authority that any item of income, gain, deduction, expense or loss of the Company or any Prudential Releasee is required to be adjusted. Each of the Parties shall bear its own share of any adjustments imposed by any federal, state or local tax authority.
4.DISTRIBUTION. The Parties agree that payment of the Purchase Price (as defined in the Sale Agreement) represents the total consideration to be paid to Prudential as a result of its ownership and its sale and assignment of its membership interest in the Company. Accordingly, Prudential shall not be entitled to any further distributions or payments of any kind from the Company (other than payment of the Purchase Price, as defined in the Sale Agreement, or any indemnification payments pursuant to Section 3.4), whether in the nature of cash flow distributions, tax distributions or otherwise and Prudential waives any claim to any such payments or distributions under the Operating Agreement or otherwise.
5.NO ADMISSION OF LIABILITY. The Parties acknowledge and agree that this Settlement Agreement has been executed in connection with the compromise and settlement of disputed claims. This Settlement Agreement and the actions taken by the Parties pursuant hereto do not constitute an acknowledgement or admission of liability for any matter or precedent upon which liability may be assessed. Furthermore, the Parties acknowledge and agree that the execution of this Settlement Agreement should not be construed as an admission by any party and has been entered into solely for the purpose of avoiding costly and time-consuming litigation of disputed claims.
6.CONFIDENTIALITY. Subject to the balance of this Section 6, each of the Parties agrees to keep the terms of this Settlement Agreement confidential and to not disclose the terms to any other person, except: (i) in connection with the preparation and filing of income tax returns; (ii) in responding to a duly authorized subpoena or order of a court of competent jurisdiction; (iii) as reasonably believed by such Party to be required by any regulatory or self-regulatory agency or organization; (iv) to comply with any applicable law; (v) to any of its employees, consultants, contractors, attorneys, accountants, bankers and/or other advisors who have a “need to know” the terms for what the disclosing Party believes, in good faith, to be legitimate business purposes; and (vi) to evaluate this Settlement Agreement or enforce rights under this Settlement Agreement. Additionally, without limiting the foregoing, it is understood and agreed that affiliates of Douglas Elliman may (i) disclose the terms of this Settlement Agreement and/or the Sale Agreement in connection with (a) any filings reasonably believed to be necessary to comply with federal or state securities or other regulatory laws or regulations or the rules or regulations of any stock exchange (collectively “Government Filings”), provided that the party intending to make any such disclosure shall consult with the other party prior to making such disclosure with respect to the text thereof, and the parties shall reasonably cooperate with each other concerning any such disclosure, and (b) any press releases limited to such required disclosures and/or (ii) disclose or submit an actual copy of this Settlement Agreement and/or Sale Agreement in connection with any Government Filings. The Parties agree that Douglas Elliman and its affiliates may be guided by the advice of its counsel and accountants as to what disclosures it will make in order to comply with any applicable laws or regulations (including those of a self-regulatory agency as well as the rules and regulations of any stock exchange).
7.ACKNOWLEDGMENT OF CONSIDERATION. Each Party to this Settlement Agreement agrees and acknowledges that the consideration received by them and for the execution hereof shall constitute full payment, satisfaction, discharge, compromise and release of and from all matters for which the other Party or Parties have released it.
8.FULL CAPACITY. Each of the Parties hereby warrants and represents that each of them has full mental and physical capacity (as to the Parties that are natural persons) and binding authority to enter into, execute, and perform this Agreement, to resolve and compromise any and all claims that are being resolved hereunder and to release one another as provided in Section 3 of this Settlement Agreement.
9.ADVICE OF COUNSEL. Each of the Parties represents that they have determined that this Settlement Agreement is fair and reasonable under all the circumstances and that this determination has been based solely upon their independent judgment after having the opportunity to consult with counsel. In making this determination, each of the Parties has had an adequate opportunity to discuss and assess the merits of all their claims and potential claims against each other.
10.NO ASSIGNMENT. The Parties are the sole and lawful owners of all claims being settled herein. The Parties have not assigned or transferred any of the claims released herein to any other person or entity not bound by this Settlement Agreement.
11.BINDING AGREEMENT. This Settlement Agreement shall be binding upon and inure to the benefit of the Parties, their parent companies, subsidiaries, affiliates, and their heirs, executors, administrators, predecessors, successors and assigns.
12.GOVERNING LAW. This Settlement Agreement is deemed entered into in the State of New York, where the Parties maintain a substantial physical presence, and shall be construed and interpreted in accordance with the laws of the State of New York.
13.ENTIRE AGREEMENT. This Settlement Agreement and the Sale Agreement contain the entire agreement between the Parties hereto. The terms of this Settlement Agreement and the Sale Agreement are contractual and may not be modified orally except by a written instrument duly signed by each and every Party.
14.SUPERSEDES PRIOR AGREEMENT. Except as expressly provided herein, this Settlement Agreement and the Sale Agreement fully and completely supersede in their entirety any prior agreement(s) that the Parties may have entered into, as well as any and all other prior agreements, understandings, rights and/or obligations undertaken by the Parties with respect to all matters addressed herein.
15.ARBITRATION. The Parties hereby agree that any controversy, difference, dispute, or claim arising out of or relating, directly or indirectly, to this Settlement Agreement (but not the Sale Agreement), including, but not limited to, the interpretation or breach of this Settlement Agreement, shall be governed by the arbitration provision contained in Section 20 of the Operating Agreement.
16.NOTICES. All notices, consents, demands, or other communications required or permitted to be given pursuant to this Settlement Agreement shall be deemed sufficiently given when delivered during business hours to the appropriate location described below or three business days after the posting thereof by United States first class, registered or certified mail, return receipt requested, with postage fee prepaid and addressed as follows:

Prudential:
The Prudential Real Estate Financial Services of America, Inc.
c/o Prudential Capital Group
100 Mulberry Street, Gateway Center Three, Floor 18, NJ-05-18-03
Newark, NJ 07102-4077
Attn: Paul H. Procyk, Senior Vice President

and

c/o Prudential Capital Group
4 Embarcadero Center, Suite 2700
San Francisco, CA 94111
Attn: James Evert

Douglas Elliman:
Douglas Elliman Realty, LLC
575 Madison Avenue
New York, NY 10022
Attn: Kenneth I. Haber, Executive Vice President and General Counsel

With a copy to:

Brian K. Ziegler, Esq.
Certilman Balin Adler & Hyman, LLP
90 Merrick Avenue
East Meadow, NY 11554

Any Party may change its address for notice or other communications at any time by furnishing notice to the other Parties in the manner described above.

17.NO CONSTRUCTION AGAINST ANY PARTY. Each of the Parties has participated in the drafting of this Settlement Agreement and it shall be deemed as jointly drafted. Therefore, the language of this Settlement Agreement shall not be presumptively construed in favor of or against any Party hereto.
18.COUNTERPARTS. This Settlement Agreement may be signed in counterparts, each of which shall be deemed an original. Signatures hereto which are transmitted via fax or PDF shall be deemed original signatures.
The Parties further confirm and state that they have carefully read this Settlement Agreement, acknowledge, understand and agree to the terms hereof and sign their names as their own free act.
WITNESS our hands and seals at the place and on the date indicated below.
PRUDENTIAL REAL ESTATE FINANCIAL SERVICES OF AMERICA, INC.
By: /s/ Paul H. Procyk
Name: Paul H. Procyk
Title: Vice President
Dated: December 13, 2013

DOUGLAS ELLIMAN REALTY, LLC
By:
Name:
Title:
Dated: December 13, 2013

DOROTHY HERMAN

By: /s/ Dorothy Herman
Name: Dorothy Herman
Dated: December 13, 2013

DTHY REALTY, INC.

By: /s/ Dorothy Herman
Name: Dorothy Herman
Title: President
Dated: December 13, 2013

NEW VALLEY REAL ESTATE LLC

By: /s/ Howard M. Lorber
Name: Howard M. Lorber
Title:    Manager
Dated: December 13, 2013

NEW VALLEY MORTGAGE LLC

By: /s/ Howard M. Lorber
Name: Howard M. Lorber
Title:    Manager
Dated: December 13, 2013

HOWARD M. LORBER

By: /s/ Howard M. Lorber
Name: Howard M. Lorber
Dated: December 13, 2013

RICHARD J. LAMPEN

By: /s/ Richard Lampen
Name: Richard Lampen
Dated: December 13, 2013